EXHIBIT 99.1

Investor Relations Contact:
Timea Parris
Mindspeed Technologies, Inc.
(949) 579-6283

MINDSPEED® ANNOUNCES ADJUSTMENT OF CONVERSION PRICE
OF CONVERTIBLE SENIOR NOTES

NEWPORT BEACH, Calif., May 13, 2005 — Mindspeed Technologies, Inc. (NASDAQ: MSPD) announced today that, effective May 13, 2005, the conversion price of its outstanding 3.75% Convertible Senior Notes due 2009, which were initially issued in a private offering in December 2004, has been adjusted to $2.31 per share of common stock, which is equal to a conversion rate of approximately 432.9004 shares of common stock per $1,000 principal amount of notes. Prior to this adjustment, the conversion price applicable to the notes was $2.81 per share of common stock, which was equal to approximately 355.8719 shares of common stock per $1,000 principal amount of notes.

     The adjustment was made pursuant to the terms of the indenture governing the notes. The conversion price is subject to further adjustment under the terms of the indenture to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and certain other events.

     This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Mindspeed Technologies®

     With headquarters in Newport Beach, Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

     The company’s four key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, T/E carrier physical-layer and link-layer devices, and ATM/MPLS network processors.

     Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

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